Exhibit 99.1

LinkedIn Announces First Quarter 2016 Results

MOUNTAIN VIEW, Calif., April 28, 2016 - LinkedIn Corporation (NYSE: LNKD), the world's largest professional network on the Internet, reported results for the first quarter of 2016. The transcript with prepared remarks is contained within this press release. In addition, a supplemental presentation will be made available on the investor relations section of the LinkedIn website at http://investors.linkedin.com.
“LinkedIn delivered strong financial results and growth across our core product lines,” said Jeff Weiner, CEO of LinkedIn. “As a result of our new mobile experience, members are increasing their activity on LinkedIn, helping drive strong levels of engagement across the platform."

Total revenue increased 35% year-over-year to $861 million.

Talent Solutions revenue increased 41% year-over-year to $558 million.

•	Hiring revenue contributed $502 million in revenue, up 27% year-over-year.

•	Learning & Development contributed $55 million in revenue.

Marketing Solutions revenue increased 29% year-over-year to $154 million.

Premium Subscriptions revenue increased 22% year-over-year to $149 million.

Adjusted EBITDA was $222 million, or 26% of revenue.

GAAP net loss attributable to common stockholders was $46 million and non-GAAP net income was $99 million.

GAAP diluted EPS was $(0.35), compared to last year's performance of $(0.34). Non-GAAP diluted EPS was $0.74, compared to $0.57 last year.

"We are off to a good start in 2016 with strength in our core and emerging businesses," said Steve Sordello, CFO of LinkedIn. "We continue to invest heavily in innovation and in our core products, while at the same time driving focus and scale to enable growth and leverage across the business."

Business Outlook

LinkedIn is providing guidance for the second quarter and full year 2016. Further details are in the transcript below and a supplemental presentation will be made available on the investor relations section of our website at http://investors.linkedin.com:

•
Q2 2016 Guidance: Revenue is expected to range between $885 million and $890 million. Adjusted EBITDA is expected to range between $225 million and $230 million. Non-GAAP EPS is expected to range between $0.74 and $0.77. The company expects depreciation of approximately $93 million, amortization of approximately $44 million, and stock-based compensation of approximately $150 million. The company also expects approximately 134 million GAAP fully-diluted weighted shares and 136 million non-GAAP fully-diluted weighted shares.

•
Full Year 2016 Guidance: Revenue is expected to range between $3.65 billion and $3.70 billion. Adjusted EBITDA is expected to range between $985 million and $1.005 billion. Non-GAAP EPS is expected to range between $3.30 and $3.40. The company expects depreciation of approximately $395 million, amortization of approximately $173 million, and stock-based compensation of approximately $580 million. The company also expects approximately 135 million GAAP fully-diluted weighted shares and 136 million non-GAAP fully-diluted weighted shares.

Prepared Remarks — Jeff Weiner, CEO LinkedIn Corporation

Q1 was a strong start to the year as LinkedIn once again delivered results that exceeded our plan. I want to highlight three key themes from the quarter. First, engagement materially strengthened across our member platform, driven by our new flagship experience. Second, our core monetization products — Recruiter and Sponsored Updates — showed continued growth, while our emerging strategic investments such as Sales Navigator and Learning & Development continue to show progress. And third, we saw significant improvements in our ability to increase ROI across the business.

For Q1, overall revenues grew 35% to $861 million. We delivered adjusted EBITDA of $222 million, and non-GAAP EPS of $0.74 cents.

In the quarter, cumulative members grew 19% to 433 million, our strongest net-add quarter since the beginning of 2014. Our core operating metrics saw accelerated growth — unique visiting members grew 9% to an average of 106 million members a month and member page views grew 34%. Page views per unique visiting member hit an all-time high in Q1, with 23% year-over-year growth.

Q1 marked the first full quarter for our new mobile flagship experience, and we are pleased with the performance thus far. Members are engaging at record levels with the more relevant and comprehensive feed. During the quarter, viral actions increased more than 80%, daily shares were up nearly 40%, and traffic to third-party publishers grew more than 150%. We also continue to see significant growth in other core engagement metrics, such as profile edits, connections made, and messages sent.

Additionally, we saw record levels of activity in our jobs products. Total jobs unique visitors hit a record high in Q1, up more than 20% versus last year. Job applicants from our mobile flagship app also reached record highs, up more than 50%.

As job seekers find more value on LinkedIn, our hiring business directly benefits.

For Talent Solutions, in Q1 we strengthened our core Recruiter product while also laying the groundwork for the roll-out of a number of emerging growth drivers.

The next generation of Recruiter, unveiled late last year, is the foundation of our long-term growth strategy. Recruiters are experiencing greater success with the new product, and effectiveness has increased substantially. Currently, the number of candidates viewed per search is up more than 40%, and InMails per search are up more than 30%. By the end of Q2, we expect the majority of our customers to have converted to the new version of Recruiter.

Additionally, newer products such as Referrals and Connectifier are coming online to help customers drive a greater share of hiring through LinkedIn. And the increased member engagement with jobs is already delivering a stronger pipeline of potential candidates to our existing customers.

In Marketing Solutions, our re-doubled focus on Sponsored Content is already paying dividends. In Q1, Sponsored Content grew nearly 80%, now representing 56% of total Marketing Solutions revenue. On top of greater demand, increased feed engagement resulted in more opportunities for marketers to reach their target audiences. We also began piloting the sale of sponsored content through off network inventory.

Additionally, by virtue of leveraging our LinkedIn Lead Accelerator team and technology, conversion tracking and enhanced campaign analytics are coming online faster than we expected. By the end of 2016, we anticipate a Sponsored Content customer will be able to expand targeting using their own data such as customer account lists, use conversion tracking to better measure their return on investment, and leverage improved tools including APIs to better manage their campaigns, all of which will ultimately drive even higher ROI.

In addition to our core businesses, Sales Solutions and Learning & Development represent two longer-term focus areas. For Sales Solutions, we continue to focus on enhancing Sales Navigator to become the primary system of engagement for sales professionals. During the quarter, we continued to make good progress simplifying the integration with CRM systems, enabling seat holders to see more value faster. We also remain focused working with customers globally to help measure and drive their ROI. For example, Sales Navigator influenced $350 million in closed business at HCL, a global business services firm, demonstrating the significant potential of social selling. Regarding Learning & Development, we are now turning our attention from integrating the Lynda.com team, to integrating their technology and content. Two examples are the launch of LinkedIn Learning Paths, aggregating relevant content from across LinkedIn relating to a specific topic or course, and testing deeper integration into relevant LinkedIn subscription packages. On the enterprise side, we continue to build out the comprehensiveness of our content library to meet the growing demand from our corporate customers.

In closing, Q1 represented a strong quarter for both our member platform and business lines, with increasing engagement via our Flagship app strengthening the foundation for continued growth across our diverse enterprise offerings. At the same time, we remain focused on long-term profitability by driving greater leverage and ROI across our entire portfolio.

Lastly, I want to thank all of our employees, who have continued to make this possible while embodying our culture and values.

I'll now turn it over to Steve for a deeper dive into our operating metrics and financials.

Prepared Remarks — Steve Sordello, CFO LinkedIn Corporation

We achieved strong performance during the quarter, underscoring progress across member engagement, and in our core and emerging businesses. We also improved the return on our investment, as revenue growth was accompanied by an increase in adjusted EBITDA margin year-over-year.

With respect to revenue, in Q1 we generated $861 million in total sales, growth of 35% year-over-year, or 38% on a constant currency basis.

Talent Solutions revenue, comprised of Hiring and Learning & Development increased to $558 million up 41% year-over-year, and represented 65% of sales versus 62% last year.

Within Hiring, revenue grew 27% year-over-year, or 30% on a constant currency basis.

For field sales, we’re encouraged by solid fundamentals:

•	Existing customers continue to grow their spend with LinkedIn:

•
Larger enterprises represent approximately 70% of customer spend, and we’ve seen healthy growth over the past couple years in existing customer spending. We also continued to see engagement increase across our product suite, as measured by jobs posted, job applications, and inMails sent.

•	In addition, we saw a better than expected impact from pricing, while churn levels were consistent with last year, helping maintain per customer spending growth.

•	For new customers, growth remained strong as we added a healthy level of new accounts, with modest acceleration in large enterprise customer additions.

Our online channel, composed of online jobs and subscription products for individual job seekers and recruiters, benefited from two factors.

•
First, new subscribers continued shifting to Job Seeker and Recruiter Lite from Premium Subscriptions. This shift dates back to the Q4’14 subscriber on-boarding changes, which we will begin to lap in the 2nd half of 2016.

•	More importantly, we saw a positive impact from increased engagement and product improvements.

Learning & Development continues to be an area of longer-term focus, and contributed $55 million during the quarter. Important initiatives in 2016 include integrating learning content into the LinkedIn platform, and beginning to grow our enterprise effort, given the building early demand with corporate customers.

Marketing Solutions increased 29% to $154 million, or 31% on a constant currency basis, and represented 18% of revenue versus 19% last year.

•
Sponsored Content continued its strong performance, growing nearly 80% in the quarter. Product improvements drove significant improvements in click through, resulting in increased ROI for customers. Growth in delivered impressions came from greater feed engagement and strong customer demand.

•	Sponsored Content strength also helped ease the secular transition from display. As expected, Premium Display declined approximately 30%, and now represents roughly 10% of overall Marketing

Solutions. As mentioned last quarter, we are testing programmatic sales in right-rail inventory, an area we will continue to explore throughout 2016.

•
The decision to focus primarily on Sponsored Content began to payoff in the first quarter, and we’ll continue to focus our investment to better integrate the Lead Accelerator technology into the Sponsored Content platform.

Premium Subscriptions grew to $149 million up 22% year-over-year, or 25% growth on a constant currency basis, and contributed 17% of revenue versus 19% last year.

•	Sales Solutions grew approximately 55% year-over-year, and now represents 40% of Premium Subscription revenue.

•
The Field channel is growing substantially faster than individual online subscriptions, and enterprise customers continue to see increased value in Sales Navigator. Within these customers, high product satisfaction and lower churn give us conviction in the future potential of this business.

The remainder of Premium Subscriptions comes from our General Subscriptions SKU.

•	This product grew approximately 7% year-over-year, muted in part by the previously discussed changes in subscriber on-boarding.

•
Looking across the four individual subscription products on the LinkedIn platform (Gen Subs, Job Seeker, Recruiter Lite, and Sales Navigator), we saw healthy growth in the 20% range in the first quarter.

In terms of geography, non-US sales represented 39% of overall revenue, consistent with last year, or 41% on a constant currency basis. We saw better than expected results in EMEA across all of our product lines. By channel, field sales contributed 62% of revenue, consistent with last year.

Moving to the non-GAAP financials, adjusted EBITDA was $222 million, a 26% margin.

Depreciation was $95 million, amortization of intangibles was $47 million, and stock compensation totaled $146 million.

GAAP net loss was $46 million, resulting in a $0.35 cent loss per share, compared to loss of $43 million and $0.34 cent loss per share last year.

Non-GAAP net income was $99 million, resulting in earnings of $0.74 cents per share, compared with $73 million and $0.57 cents last year.

The balance sheet remains well positioned with $3.2 billion of cash and marketable securities. Operating cash flow was a record $252 million versus $165 million a year ago, and free cash flow was $75 million in light of our continued investments in data centers and facilities.

With respect to capex, we expect to see increased leverage beginning in 2017 as we exit what has been a period of strategic investment in data centers and facilities to support our long-term growth.

•
In terms of data centers, we will complete building out the majority of our global footprint by the end of 2016, on track with the plan we originally discussed in 2014. We have begun to realize improved reliability and increased site speed, made possible by our new self-managed infrastructure. We will also improve our cost structure given that we expect to realize greater than 40% in future opex savings within cost of revenue.

•	For facilities, we have executed on a plan that aligns our global office footprint with our long-term business needs and we plan to exit our growth investment cycle in late 2017.

Turning to guidance, I will end the call with our outlook for the second quarter and updated view of the full year.

For the second quarter, we expect:

•	Revenue of approximately $885-890 million, representing approximately 25% percent growth.

•	Adjusted EBITDA of between $225-230 million, a 26% margin.

•	Non-GAAP EPS of between $0.74 -$0.77 cents per share.

For the full year, we’ve increased our outlook and now expect:

•	Revenue between $3.65 and $3.70 billion, a range of 22% to 24% year-over-year growth.

•	Adjusted EBITDA of approximately $985 million - $1.005 billion, a 27% margin.

•	And non-GAAP EPS of approximately $3.30 to $3.40 per share.

•
For stock-based compensation, our 2016 equity grant will result in 100 basis points of GAAP margin expansion this year vs prior guidance. Overall, stock compensation is an area of focus and we expect to see continued progress towards lowering this expense as a percentage of revenue going forward.

•	For 2016, we expect approximately $150 million for Q2 and $580 million for the full year.

•	Depreciation of approximately $93 million for Q2 and $395 million for the full year, with second quarter amortization of approximately $44 million and $173 million for the full year.

•
For other expenses, on a non-GAAP basis we expect approximately $2 million for Q2 and $4 million for the full year. On a GAAP basis, we expect $16 million for the second quarter, and $63 million for the full year; this includes GAAP-only convertible accretion expenses and the impact from the financial derivative related to our Chinese JV.

•	A non-GAAP tax rate of 23% for Q2 and for the full year.

•
Also as it relates to tax, as mentioned last quarter, we expect to take a GAAP charge of approximately $100 million in the second quarter of 2016, the result of a valuation allowance against our deferred tax assets. As this is a non-cash charge, this will not impact our non-GAAP results.

•	And for the share count:

•	On a GAAP basis, we expect 134 million fully diluted weighted shares in Q2, and an average of 135 million for the full year.

•	On a non-GAAP basis, we expect 136 million fully diluted weighted shares in Q2 and for the full year.

In closing, we are off to a good start to 2016. We have building momentum in member engagement, achieved solid results in our core and emerging businesses, and generated strong adjusted EBITDA and record operating cash flow. Finally, we are positioned to create greater leverage through increasing profitability and growing free cash flow.

As we invest for the long term, we will continue to pursue the realization of our mission while focusing on capturing the large and growing opportunity ahead of us.

LINKEDIN CORPORATION
TRENDED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,017,287	$450,991	$631,725	$546,237	$759,451
Marketable securities	2,512,588	2,582,435	2,457,607	2,573,145	2,400,187
Accounts receivable	424,787	449,500	457,975	603,060	582,726
Deferred commissions	60,259	58,585	56,453	87,706	80,783
Prepaid expenses	62,800	75,669	72,752	62,992	76,414
Other current assets	141,798	118,718	136,225	61,949	68,835
Total current assets	4,219,519	3,735,898	3,812,737	3,935,089	3,968,396
Property and equipment, net	755,396	793,034	906,189	1,047,005	1,139,032
Goodwill	359,739	1,492,972	1,508,946	1,507,093	1,597,268
Intangible assets, net	122,826	456,233	418,050	373,087	334,048
Other assets	80,684	78,645	70,788	148,925	170,623
TOTAL ASSETS	$5,538,164	$6,556,782	$6,716,710	$7,011,199	$7,209,367

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$85,104	$109,715	$123,329	$162,176	$161,523
Accrued liabilities	206,826	256,958	296,794	316,792	257,371
Deferred revenue	585,812	629,671	621,411	709,116	787,621
Total current liabilities	877,742	996,344	1,041,534	1,188,084	1,206,515
CONVERTIBLE SENIOR NOTES, NET	1,092,715	1,104,010	1,115,439	1,126,534	1,138,264
OTHER LONG-TERM LIABILITIES	146,504	238,001	241,532	201,128	225,023
Total liabilities	2,116,961	2,338,355	2,398,505	2,515,746	2,569,802
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTEREST	5,536	25,784	26,296	26,810	27,321
STOCKHOLDERS’ EQUITY:
Class A and Class B common stock	13	13	13	13	13
Additional paid-in capital	3,420,045	4,268,731	4,405,911	4,588,578	4,779,628
Accumulated other comprehensive income (loss)	1,085	(2,877)	6,632	9,124	7,502
Accumulated deficit	(5,476)	(73,224)	(120,647)	(129,072)	(174,899)
Total stockholders’ equity	3,415,667	4,192,643	4,291,909	4,468,643	4,612,244
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY	$5,538,164	$6,556,782	$6,716,710	$7,011,199	$7,209,367

LINKEDIN CORPORATION
TRENDED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016

Net revenue	$637,687	$711,735	$779,595	$861,894	$860,650
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	88,406	100,086	111,368	118,998	117,528
Sales and marketing	229,636	261,271	265,454	291,768	301,786
Product development	165,580	190,133	202,682	217,265	237,620
General and administrative	97,313	142,389	118,871	120,161	127,650
Depreciation and amortization	73,972	99,004	117,901	129,595	142,285
Total costs and expenses	654,907	792,883	816,276	877,787	926,869
Loss from operations	(17,220)	(81,148)	(36,681)	(15,893)	(66,219)
Other expense, net:
Interest income	1,985	2,017	2,798	3,771	4,973
Interest expense	(12,597)	(12,694)	(12,773)	(12,818)	(12,841)
Other, net	(4,035)	(1,723)	(10,684)	(7,035)	(4,190)
Other expense, net	(14,647)	(12,400)	(20,659)	(16,082)	(12,058)
Loss before income taxes	(31,867)	(93,548)	(57,340)	(31,975)	(78,277)
Provision (benefit) for income taxes	10,572	(26,048)	(10,429)	(24,064)	(32,961)
Net loss	(42,439)	(67,500)	(46,911)	(7,911)	(45,316)
Accretion of redeemable noncontrolling interest	(109)	(248)	(512)	(514)	(511)
Net loss attributable to common stockholders	$(42,548)	$(67,748)	$(47,423)	$(8,425)	$(45,827)
Net loss per share attributable to common stockholders:
Basic	$(0.34)	$(0.53)	$(0.36)	$(0.06)	$(0.35)
Diluted	$(0.34)	$(0.53)	$(0.36)	$(0.06)	$(0.35)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	125,471	128,241	130,716	131,583	132,779
Diluted	125,471	128,241	130,716	131,583	132,779

LINKEDIN CORPORATION
TRENDED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016

OPERATING ACTIVITIES:
Net loss	$(42,439)	$(67,500)	$(46,911)	$(7,911)	$(45,316)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	73,972	99,004	117,901	129,595	142,285
Provision for doubtful accounts and sales returns	1,795	3,280	3,373	4,269	7,746
Amortization of investment premiums, net	5,514	5,001	5,362	4,457	4,160
Amortization of debt discount and transaction costs	11,189	11,322	11,456	11,592	11,730
Stock-based compensation	103,109	145,491	126,874	134,800	146,104
Excess income tax benefit from stock-based compensation	(18,198)	18,198	1,726	(13,965)	(1,698)
Changes in operating assets and liabilities:
Accounts receivable	29,489	(21,887)	(9,168)	(147,895)	11,932
Deferred commissions	7,067	1,535	3,094	(38,204)	8,844
Prepaid expenses and other assets	(34,629)	(1,957)	(9,568)	(11,865)	(29,495)
Accounts payable and other liabilities	(40,725)	55,959	58,854	26,838	(45,086)
Income taxes, net	5,629	(22,876)	(15,659)	(3,373)	(34,998)
Deferred revenue	63,359	72	(7,739)	88,268	75,979
Net cash provided by operating activities	165,132	225,642	239,595	176,606	252,187
INVESTING ACTIVITIES:
Purchases of property and equipment	(90,121)	(72,462)	(166,653)	(178,010)	(177,480)
Purchases of investments	(454,281)	(632,774)	(809,448)	(915,977)	(465,424)
Sales of investments	438,409	141,452	391,914	268,727	168,434
Maturities of investments	482,840	417,115	536,891	521,548	470,456
Payments for intangible assets and acquisitions, net of cash acquired	(4,161)	(650,681)	(20,030)	(2,975)	(40,430)
Changes in deposits and restricted cash	(1,382)	(1,877)	10,461	(602)	3,025
Net cash provided by (used in) investing activities	371,304	(799,227)	(56,865)	(307,289)	(41,419)
FINANCING ACTIVITIES:
Net cash provided by financing activities	26,739	3,364	1,255	46,456	125
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(6,775)	3,925	(3,251)	(1,261)	2,321
CHANGE IN CASH AND CASH EQUIVALENTS	556,400	(566,296)	180,734	(85,488)	213,214
CASH AND CASH EQUIVALENTS—Beginning of period	460,887	1,017,287	450,991	631,725	546,237
CASH AND CASH EQUIVALENTS—End of period	$1,017,287	$450,991	$631,725	$546,237	$759,451

LINKEDIN CORPORATION
TRENDED SUPPLEMENTAL REVENUE INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016

Revenue by product:
Talent Solutions
Hiring	$396,375	$425,812	$460,838	$486,746	$502,391
Learning & Development	—	17,558	41,273	48,593	55,256
Total Talent Solutions	396,375	443,370	502,111	535,339	557,647
Marketing Solutions	119,192	140,037	139,549	182,550	154,147
Premium Subscriptions	122,120	128,328	137,935	144,005	148,856
Total	$637,687	$711,735	$779,595	$861,894	$860,650

Revenue by geographic region:
United States	$389,258	$444,531	$484,300	$527,719	$526,416
International
Other Americas (1)	38,066	39,904	43,505	46,500	45,362
EMEA (2)	156,563	168,771	187,286	217,624	217,601
APAC (3)	53,800	58,529	64,504	70,051	71,271
Total International revenue	248,429	267,204	295,295	334,175	334,234

Total revenue	$637,687	$711,735	$779,595	$861,894	$860,650

Revenue by geography, by product:
United States
Talent Solutions	$240,752	$277,772	$309,935	$328,772	$341,534
Marketing Solutions	77,412	91,761	93,362	114,955	98,361
Premium Subscriptions	71,094	74,998	81,003	83,992	86,521
Total United States revenue	$389,258	$444,531	$484,300	$527,719	$526,416
International
Talent Solutions	155,623	165,598	192,176	206,567	216,113
Marketing Solutions	41,780	48,276	46,187	67,595	55,786
Premium Subscriptions	51,026	53,330	56,932	60,013	62,335
Total International revenue	$248,429	$267,204	$295,295	$334,175	$334,234

Total revenue	$637,687	$711,735	$779,595	$861,894	$860,650

Revenue by channel:
Field sales	$393,251	$440,476	$479,547	$551,279	$535,957
Online sales	244,436	271,259	300,048	310,615	324,693
Total	$637,687	$711,735	$779,595	$861,894	$860,650
______________
(1) Canada, Latin America and South America
(2) Europe, the Middle East and Africa (“EMEA”)
(3) Asia-Pacific (“APAC”)

LINKEDIN CORPORATION
TRENDED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016

Non-GAAP net income and net income per share:
GAAP net loss attributable to common stockholders	$(42,548)	$(67,748)	$(47,423)	$(8,425)	$(45,827)
Add back: stock-based compensation	103,109	145,491	126,874	134,800	146,104
Add back: non-cash interest expense related to convertible senior notes	11,189	11,322	11,456	11,592	11,730
Add back: amortization of intangible assets	11,778	29,474	46,466	46,989	47,323
Add back: accretion of redeemable noncontrolling interest	109	248	512	514	511
Add back: fair value adjustment on other derivative	—	—	6,900	1,900	2,300
Income tax effects and adjustments (1)	(11,096)	(47,378)	(41,331)	(61,624)	(62,672)
NON-GAAP NET INCOME	$72,541	$71,409	$103,454	$125,746	$99,469

GAAP diluted shares	125,471	128,241	130,716	131,583	132,779
Add back: dilutive shares under the treasury stock method	2,827	2,224	1,825	2,020	1,259
NON-GAAP DILUTED SHARES	128,298	130,465	132,541	133,603	134,038

NON-GAAP DILUTED NET INCOME PER SHARE	$0.57	$0.55	$0.78	$0.94	$0.74

Adjusted EBITDA:
Net loss	$(42,439)	$(67,500)	$(46,911)	$(7,911)	$(45,316)
Provision (benefit) for income taxes	10,572	(26,048)	(10,429)	(24,064)	(32,961)
Other expense, net	14,647	12,400	20,659	16,082	12,058
Depreciation and amortization	73,972	99,004	117,901	129,595	142,285
Stock-based compensation	103,109	145,491	126,874	134,800	146,104
ADJUSTED EBITDA	$159,861	$163,347	$208,094	$248,502	$222,170
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(1) Excludes accretion of redeemable noncontrolling interest.

Quarterly Results Webcast and Conference Call

LinkedIn will host a webcast and conference call to discuss its first quarter 2016 financial results and business outlook today at 2:00 p.m. Pacific Time. Jeff Weiner and Steve Sordello will host the webcast, which can be viewed on the investor relations section of the LinkedIn website at http://investors.linkedin.com/. This call will contain forward-looking statements and other material information regarding the company's financial and operating results. Following completion of the call, a recorded replay of the webcast will be available on our website.

Upcoming Events

Management will participate in upcoming financial Q&A discussions at industry events on May 10th, May 24th, and June 6th. LinkedIn will post a link to these events on its investor relations website,
http://investors.linkedin.com/ for both the live and archived webcasts.

About LinkedIn

LinkedIn connects the world’s professionals to make them more productive and successful and transforms the ways companies hire, market, and sell. Our vision is to create economic opportunity for every member of the global workforce through the ongoing development of the world’s first Economic Graph. LinkedIn has offices around the world.

Non-GAAP Financial Measures
To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, the company uses the following non-GAAP financial measures: adjusted EBITDA, non-GAAP net income, and non-GAAP diluted EPS (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. The company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

The company excludes the following items from one or more of its non-GAAP measures:

Stock-based compensation. The company excludes stock-based compensation because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. The company further believes this measure is useful to investors in that it allows for greater transparency to certain line items in its financial statements and facilitates comparisons to peer operating results.

Non-cash interest expense related to convertible senior notes. In November 2014, the company issued $1.3 billion aggregate principal amount of 0.50% convertible senior notes. In accordance with GAAP, the company separately accounted for the value of the conversion feature as a debt discount, which is amortized in a manner that reflects the company’s non-convertible debt borrowing rate. Accordingly, the company recognizes imputed interest expense on its convertible senior notes of approximately 4.7% in its statement of operations. The company excludes the difference between the imputed interest expense and coupon interest expense, net of any capitalized interest, because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Amortization of acquired intangible assets. The company excludes amortization of acquired intangible assets because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Accretion of redeemable noncontrolling interest. The accretion of redeemable noncontrolling interest represents the accretion of the company's redeemable noncontrolling interest to its redemption value. The company excludes the accretion because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operating performance. In addition, excluding this item from the non-GAAP financial measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Fair value adjustment on other derivative. These adjustments represent the changes in fair value of the cash settlement feature for the preferred shares in the company's joint venture. The company excludes these fair value adjustments because they are non-cash in nature and the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operating performance. In addition, excluding this item from the non-GAAP financial measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Income tax effects and adjustments. The company adjusts non-GAAP net income by considering the income tax effects of excluding stock-based compensation and the amortization of acquired intangible assets. The company uses a static non-GAAP tax rate for evaluating its operating performance as well as for planning and forecasting purposes. This projected 10-year weighted average non-GAAP tax rate eliminates the effects of non-recurring and period specific items, which can vary in size and frequency and does not necessarily reflect the company's long-term operations. Based on the company's current forecast, a tax rate of 23% has been applied to its non-GAAP financial results for the current period. This rate will be adjusted annually, if necessary. The company believes that adjusting for these income tax effects and adjustments provides additional transparency to the overall or “after tax” effects of excluding these items from its non-GAAP net income.

Dilutive shares under the treasury stock method. During periods with a net loss, the company excludes certain potential common shares from its GAAP diluted shares because their effect would have been anti-dilutive. On a non-GAAP basis, these shares would have been dilutive. As a result, the company has included the impact of these shares in the calculation of its non-GAAP diluted net income per share under the treasury stock method.

For more information on the non-GAAP financial measures, please see the “Trended Reconciliation of GAAP to Non-GAAP Financial Measures” table in this press release. This accompanying table has more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. Additionally, the company has not reconciled adjusted EBITDA or non-GAAP EPS guidance to net loss or GAAP EPS guidance because it does not provide guidance for either other income (expense), net, or GAAP provision for income taxes, which are reconciling items between net loss and adjusted EBITDA and non-GAAP EPS. As items that impact net loss are out of the company's control and/or cannot be reasonably predicted, the company is unable to provide such guidance. Accordingly, a reconciliation to net loss is not available without unreasonable effort.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about our products, including our investments in products, technology and other key strategic areas, certain non-financial metrics, such as member growth and engagement, and our expected financial metrics such as revenue, adjusted EBITDA, non-GAAP EPS, depreciation and amortization, stock-based compensation and fully-diluted weighted shares for the second quarter of 2016 and the full fiscal year 2016. The achievement of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any of these risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - our core value of putting members first, which may conflict with the short-term interests of the business; engagement of our members; the price volatility of our Class A common stock; general economic conditions; expectations regarding the return on our strategic investments; execution of our plans and strategies, including with respect to mobile products and features and expansion into new areas and businesses; security measures and the risk that they may not be sufficient to secure our member data adequately or that we are subject to attacks that degrade or deny the ability of members to access our solutions; expectations regarding our ability to timely and effectively scale and adapt existing technology and network infrastructure to ensure that our solutions are accessible at all times with short or no perceptible load times; our ability to maintain our rate of revenue growth and manage our expenses and investment plans; our ability to accurately track our key metrics internally; members and customers curtailing or ceasing to use our solutions; privacy, security and data transfer concerns, as well as changes in regulations, which could impact our ability to serve our members or curtail our monetization efforts; litigation and regulatory issues; increasing competition; our ability to manage our growth; our international operations; our ability to recruit and retain our employees; the application of U.S. and international tax laws on our tax structure and any changes to such tax laws; acquisitions we have made or may make in the future; and the dual class structure of our Class A common stock.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, and additional information will also be set forth in our Form 10-Q that will be filed for the quarter ended March 31, 2016, which should be read in conjunction with these financial results. These documents are or will be available on the SEC Filings section of the Investor Relations page of the company's website at http://investors.linkedin.com/. All information provided in this release and in the attachments is as of April 28, 2016, and LinkedIn undertakes no duty to update this information.